BLUE BIRD DELIVERS STRONG FISCAL 2017 THIRD QUARTER RESULTS; AUTHORIZES CAPITAL STOCK REPURCHASE PROGRAM

Unit Sales up 2%, Net Income up $23.0 million and Adjusted EBITDA down $0.3 million
Full Year Net Sales guidance narrowed; Adjusted EBITDA and Adjusted Free Cash Flow guidance lowered

Fort Valley, GA, August 3, 2017 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2017 third quarter results and the authorization by its Board of Directors of a capital stock repurchase program.

Third Quarter Highlights

•	Unit sales for the quarter totaled 3,849 buses, 81 units (or 2%) higher than the same period last year

•	Net sales of $332.6 million, $9.5 million (or 3%) higher than the same period last year

•
Third quarter income from continuing operations of $20.1 million, up $23.0 million compared with the same period last year. Diluted earnings-per-share was $0.68, an increase of $0.86 compared with last year

•
Third quarter Adjusted EBITDA[1] of $32.2 million was down $0.3 million compared with the same period last year. Higher peak production cost more than offset increased volume and lower operating expenses

•
Net cash provided by continuing operations was $15.1 million, down $19.5 million compared with the same period last year. The decline was more than explained by elevated working capital in support of units that were built in June and were delivered in July. Adjusted Free Cash Flow[1] was $13.1 million in the quarter

•	Net debt as of July 1, 2017 was $102.7 million, $9.7 million (or 8%) lower than the same time last year

•	Gross margin in the quarter was 13.5%, down 1 pt. from last year. Higher peak production cost more than offset increased volume

•
Narrowing full-year fiscal 2017 net sales guidance to $980 million - $1 billion, as well as lowering Adjusted EBITDA guidance to $68 - $70 million and Adjusted Free Cash Flow guidance to $33 - $37 million. The decrease is due to specific customers taking bus deliveries in the first quarter of FY2018, shifting planned unit sales from the fourth quarter of FY2017

(in millions except EPS data)	Three Months Ended July 1, 2017	B/(W) 2016	Nine Months Ended July 1, 2017	B/(W) 2016
Unit Sales	3,849	81	7,709	401
GAAP Measures:
Revenue	$332.6	$9.5	$677.9	$32.3
Income from Continuing Operations	$20.1	$23.0	$14.4	$18.2
Diluted Earnings per Share from Continuing Operations	$0.68	$0.86	$0.46	$0.79
Non-GAAP Measures[1]:
Adjusted EBITDA	$32.2	$(0.3)	$42.9	$(5.0)
Adjusted Income from Continuing Operations	$20.4	$5.1	$21.4	$10.4
Adjusted Diluted Earnings per Share	$0.69	$0.09	$0.74	$0.12
1 Reconciliation to relevant GAAP metrics shown below

“Our third quarter sales were strong as we delivered the largest third quarter volume in 10 years," said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “We maintained our strong leadership position in alternative-fuel-powered buses, with year-to-date orders 37% higher than the same period last year. We have a strong backlog through the fourth quarter, although some specific customers will now take delivery in the first quarter of the next fiscal year for buses that will be produced in FY2017. As such, we are narrowing our full-year fiscal 2017 net revenue guidance to $980 million - $1 billion, as well as lowering Adjusted EBITDA guidance to $68 - $70 million and Adjusted Free Cash Flow guidance to $33 - $37 million. The shifting of bus deliveries into the first quarter of FY2018 will be a boost to next year's earnings.”

Blue Bird also announced that its Board of Directors has approved a capital stock repurchase program to buy-back up to $50 million over the next 24 months. This program reflects the Company's confidence in its future growth plans. "Blue Bird's strong free cash flow generation affords us the flexibility to drive incremental shareholder returns through share-repurchase activity without detracting from our ability to invest in the growth of our business,” said Phil Horlock.

Third Quarter 2017 Results

Net Sales
Total net sales were $332.6 million for the third quarter of fiscal 2017, an increase of $9.5 million, or 3.0%, from prior year period. Bus unit sales were 3,849 units for the quarter compared with 3,768 units for the same period last year.

Gross Profit
Third quarter gross profit of $45.0 million represents a decrease of $1.8 million from the third quarter of last year.

Income/Loss from Continuing Operations
Income from continuing operations was $20.1 million for the third quarter of fiscal 2017, an increase of $23.0 million compared with the same period last year. The increase was primarily driven by lower operating and interest expenses, partially offset by higher tax expense.

Adjusted Income from Continuing Operations was $20.4 million, representing an increase of $5.1 million compared with the same period last year.

Adjusted EBITDA
Adjusted EBITDA was $32.2 million, or 9.7% of net sales, for the third quarter of fiscal 2017, representing a decrease of $0.3 million compared with the third quarter of the prior year.

Year-to-Date 2017 Results

Net Sales
Total net sales were $677.9 million for the nine months ended July 1, 2017, an increase of $32.3 million, or 5.0%, compared with the prior year. This was primarily driven by higher bus unit sales, which were 401 units above the same period last year.

Gross Profit
Year-to-date gross profit was $87.9 million, a decrease of $2.8 million from the prior year.

Income/Loss from Continuing Operations
Income from continuing operations was $14.4 million for the nine months ended July 1, 2017, which was $18.2 million above the same period in the prior year. The increase was primarily driven by a decrease of $27.5 million in selling, general and administrative expenses, which was partially offset by a decrease of $2.8 million in gross profit.

Adjusted Income from Continuing Operations was $21.4 million, representing an increase of $10.4 million compared with the prior year.

Adjusted EBITDA
Adjusted EBITDA was $42.9 million, or 6.3% of net sales, for the nine months ended July 1, 2017, a decrease of $5.0 million from the prior year. The decrease in adjusted EBITDA was primarily the result of lower gross profit.

Capital Stock Repurchase Program Authorized

Blue Bird also announced today that its Board of Directors authorized the company to repurchase up to $50 million in the aggregate of its outstanding common stock, series A convertible preferred stock, and/or warrants during the next 24 months. The repurchase program permits repurchases in open market or private transactions, including accelerated share repurchase transactions, block trades, or pursuant to trading plans intended to comply with SEC Rule 10b5‑1. The timing, manner, price, and amount of securities to be repurchased will be determined by management at their discretion. The repurchase program does not obligate us to acquire any specific amount of securities and can be modified or terminated at any time without notice. Repurchases under this program are expected to be funded from one or a combination of existing cash balances, future free cash flow and indebtedness. Shares repurchased under the program are expected to be retired stock.

Conference Call Details

Blue Bird will discuss its third quarter 2017 results and other related matters in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•
Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•	Participants desiring audio only should dial 800-500-3170 or 719-457-2641.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

Capital Stock Repurchase Program Authorized

Blue Bird also announced today that its Board of Directors authorized the company to repurchase up to $50 million in the aggregate of its outstanding common stock, series A convertible preferred stock, and/or warrants during the next 24 months. The repurchase program permits repurchases in open market or private transactions, including accelerated share repurchase transactions, block trades, or pursuant to trading plans intended to comply with SEC Rule 10b5‑1. The timing, manner, price, and amount of securities to be repurchased will be determined by management at their discretion. The repurchase program does not obligate us to acquire any specific amount of securities and can be modified or terminated at any time without notice. Repurchases under this program are expected to be funded from one or a combination of existing cash balances, future free cash flow and indebtedness. Shares repurchased under the program are expected to be retired stock.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Income/Loss from Continuing Operations," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow” because management views these metrics as a useful way to look at the performance of our operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as income from continuing operations prior to interest income, interest expense, income taxes, and depreciation, amortization, and disposals, as adjusted to add back certain charges that we may record each year, such as stock-compensation expense and transaction costs, as these expenses are not considered an indicator of ongoing company performance. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted income (loss) from continuing operations is net income from continuing operations net of taxes, as adjusted to add back certain transaction costs not considered an indicator of ongoing company performance. Adjusted diluted earnings per share represents adjusted income (loss) from continuing operations by diluted weighted average common shares outstanding (as if we had GAAP net income during the respective period). Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income from Continuing Operations, and Adjusted Diluted Earnings per Share are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income from Continuing Operations, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our operations, excluding decisions made with respect to capital investment, financing, and other expenses. We believe that the non-GAAP metrics offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income from Continuing Operations and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance the evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income from Continuing Operations, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income from Continuing Operations, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income from Continuing Operations, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define free cash flow as net cash provided by/used in continuing operations minus cash paid for fixed assets. We define adjusted free cash flow as free cash flow minus cash paid for special compensation and other business combination expenses. We use free cash flow and adjusted free cash flow, and ratios based on both, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations. In limited circumstances in which proceeds from sales of fixed or intangible assets exceed purchases, free cash flow would exceed cash flow from operations. However, since we do not anticipate being a net seller of fixed or intangible assets, we expect free cash flow to be less than operating cash flows.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations & Government Affairs
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands except for share data)	July 1, 2017	October 1, 2016
Assets
Current assets
Cash and cash equivalents	$50,311	$52,309
Accounts receivable, net	34,180	20,315
Inventories	126,602	53,806
Other current assets	12,074	6,104
Total current assets	$223,167	$132,534
Property, plant and equipment, net	34,156	33,466
Goodwill	18,825	18,825
Intangible assets, net	57,984	59,491
Equity investment in affiliate	13,455	12,944
Deferred tax asset	18,289	19,080
Other assets	904	1,526
Total assets	$366,780	$277,866
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$135,417	$80,646
Warranty	8,316	7,972
Accrued expenses	20,976	20,455
Deferred warranty income	6,508	5,666
Other current liabilities	11,138	4,032
Current portion of senior term debt	8,000	11,750
Total current liabilities	$190,355	$130,521
Long-term liabilities
Long-term debt	$145,028	$140,366
Warranty	11,966	11,472
Deferred warranty income	12,022	10,521
Other liabilities	15,131	15,592
Pension	51,910	56,368
Total long-term liabilities	$236,057	$234,319
Stockholders' deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 500,000 issued with liquidation preference of $50,000	$50,000	$50,000
Common stock, $0.0001 par value, 100,000,000 shares authorized, 23,730,211 and 22,518,058 issued and outstanding at July 1, 2017 and October 1, 2016, respectively.	2	2
Additional paid-in capital	60,760	50,771
Accumulated deficit	(114,599)	(128,856)
Accumulated other comprehensive loss	(55,795)	(58,891)
Total stockholders' deficit	$(59,632)	$(86,974)
Total liabilities and stockholders' deficit	$366,780	$277,866

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands except for share data)	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net sales	$332,604	$323,055	$677,915	$645,596
Cost of goods sold	287,594	276,247	590,058	554,921
Gross profit	$45,010	$46,808	$87,857	$90,675
Operating expenses
Selling, general and administrative expenses	16,331	45,505	53,782	81,329
Operating profit	$28,679	$1,303	$34,075	$9,346
Interest expense	(1,398)	(4,040)	(5,801)	(12,736)
Interest income	50	7	63	118
Other (expense) income, net	(11)	—	13	16
Loss on debt extinguishment	—	—	(10,142)	—
Income (loss) before income taxes	$27,320	$(2,730)	$18,208	$(3,256)
Income tax expense	(8,302)	(887)	(5,806)	(2,069)
Equity in net income of non-consolidated affiliate	1,036	696	1,997	1,494
Net income (loss) from continuing operations	$20,054	$(2,921)	$14,399	$(3,831)
Loss from discontinued operations, net of tax	(22)	(13)	(142)	(46)
Net income (loss)	$20,032	$(2,934)	$14,257	$(3,877)
Defined benefit pension plan, net of tax expense of $566, $419, $1,698, and $1,257, respectively	1,007	777	3,020	2,333
Cash flow hedge (loss) gain, net of tax (benefit) expense of ($13), ($33), $41, and ($149), respectively	(26)	(60)	76	(276)
Comprehensive income (loss)	$21,013	$(2,217)	$17,353	$(1,820)

Earnings per share:
Net income (loss) (from above)	$20,032	$(2,934)	$14,257	$(3,877)
Less: preferred stock dividends	974	964	2,944	2,915
Net income (loss) available to common stockholders	$19,058	$(3,898)	$11,313	$(6,792)

Basic weighted average shares outstanding	23,659,057	21,084,878	23,101,685	20,989,737
Diluted weighted average shares outstanding	29,527,612	21,084,878	24,654,158	20,989,737

Basic earnings (loss) per share, continuing operations	$0.81	$(0.18)	$0.50	$(0.32)
Basic earnings (loss) per share, discontinued operations	—	—	(0.01)	—
Basic earnings (loss) per share	$0.81	$(0.18)	$0.49	$(0.32)

Diluted earnings (loss) per share, continuing operations	$0.68	$(0.18)	$0.46	$(0.32)
Diluted earnings (loss) per share, discontinued operations	—	—	—	—
Diluted earnings (loss) per share	$0.68	$(0.18)	$0.46	$(0.32)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
(in thousands of dollars)	July 1, 2017	July 2, 2016
Cash flows from operating activities
Net loss	$14,257	$(3,877)
Loss from discontinued operations, net of tax	142	46
Adjustments to reconcile net loss to net cash provided by continuing operations
Depreciation and amortization	6,106	6,025
Amortization of debt costs	912	2,232
Share-based compensation	904	12,717
Unfunded portion of Phantom Equity plan	—	1,355
Equity in net income of affiliate	(1,997)	(1,494)
(Gain) loss on disposal of fixed assets	(43)	29
Deferred taxes	(874)	8,461
Provision for bad debt	—	(5)
Amortization of deferred actuarial pension losses	4,718	3,590
Loss on debt extinguishment	10,142	—
Changes in assets and liabilities:
Accounts receivable	(13,701)	(6,003)
Inventories	(72,796)	(52,232)
Other assets	(5,941)	(6,055)
Accounts payable	56,671	50,332
Accrued expenses, pension and other liabilities	6,060	3,870
Dividend from equity investment in affiliate	1,412	2,316
Total adjustments	$(8,427)	$25,138
Net cash provided by continuing operations	$5,972	$21,307
Net cash used in discontinued operations	(221)	(46)
Total cash provided by operating activities	$5,751	$21,261
Cash flows from investing activities
Cash paid for fixed assets	(7,193)	(6,511)
Proceeds from sale of fixed assets	47	—
Total cash used in investing activities	$(7,146)	$(6,511)
Cash flows from financing activities
Repayments under the former senior term loan	$(161,500)	$(33,812)
Borrowings under new term loan	156,887	—
Repayments under the new term loan	(4,000)	—
Cash paid for capital leases	(117)	(168)
Cash paid for debt issuance costs	(299)	(1,117)
Cash paid to extinguish debt	(507)	—
Contributions from former majority stockholder	—	15,616
Payment of dividends on preferred stock	(2,944)	(1,917)
Cash paid for employee taxes on stock option exercises	(981)	(3,511)
Proceeds from exercises of warrants	12,858	—
Total cash used in financing activities	$(603)	$(24,909)
Change in cash and cash equivalents	(1,998)	(10,159)
Cash and cash equivalents, beginning of period	52,309	52,861
Cash and cash equivalents, end of period	$50,311	$42,702

	Nine Months Ended
(in thousands of dollars)	July 1, 2017	July 2, 2016
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest paid, net of interest received	$4,775	$9,411
Income tax paid, net of tax refunds	1,318	1,073
Non-cash Investing and Financing activities
Capital lease acquisitions	$—	$100
Change in accounts payable for capital additions to property, plant and equipment	(1,900)	(220)
Common stock dividend on Series A preferred stock (market value of common shares)	—	998
Cashless exercise of stock options	4,124	—
Cash receivable for warrant exercises	164	—

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net income (loss)	$20,032	$(2,934)	$14,257	$(3,877)
Loss from discontinued operations, net of tax	(22)	(13)	(142)	(46)
Income (loss) from continuing operations	$20,054	$(2,921)	$14,399	$(3,831)
Interest expense	1,398	4,040	5,801	12,736
Interest income	(50)	(7)	(63)	(118)
Income tax expense	8,302	887	5,806	2,069
Depreciation, amortization, and disposals	2,008	2,022	6,063	6,054
Loss on debt extinguishment	—	—	10,142	—
Special compensation payment	—	17,112	—	17,112
Business combination expenses	—	185	(174)	239
One-time post-retirement benefit adjustment	—	896	—	896
Share-based compensation	494	10,270	904	12,717
Adjusted EBITDA	$32,206	$32,484	$42,878	$47,874
Adjusted EBITDA margin (percentage of net sales)	9.7%	10.1%	6.3%	7.4%

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net cash provided by continuing operations	$15,109	$34,645	$5,972	$21,307
Cash paid for fixed assets	(2,034)	(2,574)	(7,193)	(6,511)
Free cash flow	$13,075	$32,071	$(1,221)	$14,796
Cash paid for special compensation payment	—	(15,757)	—	(15,757)
Cash paid for business combination expenses	—	(185)	(3,313)	(239)
Adjusted free cash flow	13,075	48,013	2,092	30,792

Reconciliation of Net Income (Loss) to Adjusted Income from Continuing Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net income (loss)	$20,032	$(2,934)	$14,257	$(3,877)
Add: loss from discontinued operations, net of tax	22	13	142	46
Income (loss) from continuing operations	20,054	(2,921)	14,399	(3,831)
One-time charge adjustments, net of tax benefit or expense (1)
Special compensation payment	—	10,952	—	10,952
Loss on debt extinguishment	—	—	6,491	—
Business combination expenses	—	118	(111)	153
One-time post-retirement benefit adjustment	—	573	—	573
Share-based compensation	316	6,573	579	8,139
Adjusted income from continuing operations, non-GAAP	$20,370	$15,295	21,357	15,986
Less: preferred stock dividends	974	964	2,944	2,915
Adjusted income from continuing operations available to common stockholders, non-GAAP	$19,396	$14,331	$18,413	$13,071

(1) Amounts are net of estimated statutory tax rates of 36%.

Reconciliation of Diluted EPS to Adjusted Diluted EPS
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Diluted earnings (loss) per share	$0.68	$(0.18)	$0.46	$(0.32)
One-time charge adjustments, net of tax benefit or expense and inclusion of dilutive securities	0.01	0.78	0.28	0.94
Adjusted diluted earnings per share, non-GAAP (1)	$0.69	$0.60	$0.74	$0.62
Weighted average dilutive shares outstanding (2)	29,527,612	25,502,019	28,968,222	21,031,705

(1) Numerator is adjusted income from continuing operations, non-GAAP for the three and nine months ended July 1, 2017 and the three months ended July 2, 2016. Numerator is adjusted income from continuing operations available to common stockholders, non-GAAP for the nine months ended July 2, 2016.
(2) With adjusted income, potentially dilutive shares excluded under GAAP were included for the adjusted diluted earnings per share calculation for the nine months ended July 1, 2017 and the three and nine months ended July 2, 2016. Potentially dilutive shares included with basic shares outstanding were 4,314,064 for the nine months ended July 1, 2017 and 4,417,141 and 41,968 for the three and nine months ended July 2, 2016, respectively.